EXHIBIT 99.2

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made on May 20, 2013, between Fulai Investments Limited, a company incorporated and existing with limited liability under the laws of the British Virgin Islands (together with its successors and permitted assigns, the “Purchaser”), LDK Solar Co., Ltd., an exempted company incorporated and existing with limited liability under the laws of the Cayman Islands (the “Company”), and the undersigned shareholders (the “Shareholders”) of the Company.

RECITALS

WHEREAS, the Purchaser and the Company have entered into a Share Purchase Agreement (the “Share Purchase Agreement”) dated as of April 25, 2013, pursuant to which the Company will issue and sell to the Purchaser an aggregate of 25,000,000 ordinary shares in the capital of the Company;

WHEREAS, the Shareholders are the beneficial owners of, or otherwise have the power to vote or direct the vote of, the ordinary shares in the capital of Company indicated on Schedule A to this Agreement;

WHEREAS, consummation of the transactions contemplated by the Share Purchase Agreement is subject to satisfaction of the conditions precedent set forth in the Share Purchase Agreement, including the shareholder approval of such transactions;

WHEREAS, the Company has called an extraordinary general meeting in accordance with its Organizational Documents to approve the transactions contemplated by the Share Purchase Agreement; and

WHEREAS, in connection with the shareholder vote to be held at such extraordinary general meeting, the Shareholders have agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Share Purchase Agreement.

1.2 Other Definitions. The following terms shall have the following respective meanings:

(a) “beneficial ownership” shall have the meaning reflected in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)

(b) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

(c) “Deposit Agreement” means a deposit agreement dated as of 31 May 2007, and as amended on 15 April 2008, made among the Company, JP Morgan Chase Bank N.A. and all holders from time to time of American depositary receipts issued thereunder.

(d) “Shares” means (i) all ordinary shares in the capital of the Company that, as of the date of this Agreement, are owned beneficially or of record by the Shareholders or for which the Shareholders otherwise have the right to vote or direct the vote; (ii) all other shares in the capital of the Company of which the Shareholders acquire beneficial or record ownership or the right to vote or direct the vote prior to termination of the Voting Period; and (iii) all American depositary shares, each representing such number of Shares deposited pursuant to the Deposit Agreement, held beneficially or of record by the Shareholders as of the date of this Agreement and prior to termination of the Voting Period.

(e) “Transfer” means with respect to any security, the direct or indirect, sale, assignment, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of any lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein, or the record of beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

(f) “Voting Period” means the period from and including the date of this Agreement through and including the Closing Date.

ARTICLE II

VOTING AGREEMENT

2.1 Agreement to Retain Shares. Prior to the termination of the Voting Period, the Shareholders shall not, and shall not permit any Person to, directly or indirectly:

(a) transfer any Shares or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement, whether or not in writing, with respect to any Transfer of the Shares;

(b) save and except pursuant to the Deposit Agreement, deposit any Shares into a voting trust, grant a proxy or enter into an agreement of any kind with respect to the voting of any Shares with respect to any matter that is, or is reasonably likely to be exercised in a manner that is, inconsistent with the transactions contemplated by the Share Purchase Agreement or the provisions thereof; or

(c) take any other action that could restrict or otherwise adversely affect the Shareholders’ legal power, authority and right to comply with its obligations under this Agreement;

provided, however, that this Section 2.1 shall not prevent or otherwise restrict (i) the performance of any sales plan existing on the date hereof, pursuant to which any Shareholder may sell such Shares in its holding pursuant thereto and (ii) any sale by any such Shareholder pursuant to Rule 144 and the Company’s Insider Trading Policy or as may be otherwise approved by the board of directors of the Company.

2.2 Agreement to Vote Shares. During the Voting Period, at every meeting of the shareholders of the Company called with respect to any of the following, and at every postponement or adjournment thereof, Shareholders shall vote or cause to be voted all Shares in favor of approval and adoption of all transactions contemplated by the Share Purchase Agreement.

2.3 Manner of Voting. Each of the Shareholders shall cast its votes required to be cast pursuant to this Agreement in accordance with the applicable procedures and, where applicable, the Deposit Agreement, relating thereto so as to ensure that such votes or consents are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of such votes or consents.

2.4 Capacity as Shareholders. No person executing this Agreement who is or becomes an officer or director of Company makes any agreement or understanding herein in his or her capacity as such officer or director. Each of the Shareholders signs solely in its capacity as the legal and beneficial owner of the Shares held by such Shareholder. Nothing herein shall limit or affect any actions taken by any Shareholder or any officer, director, employee or representative of any Shareholder in his or her capacity as an officer or director of Company.

ARTICLE III

ADDITIONAL COVENANTS

3.1 Confidentiality. Neither of the Shareholders shall disclose or discuss this Agreement or the transactions contemplated herein with anyone not a party to this Agreement (other than counsel and advisors, if any) without the prior written consent of the Purchaser, except for disclosures that counsel to such Shareholder advises are necessary in order to fulfill any requirement of any Governmental or Regulatory Authority, in which event such Shareholder shall give notice of such disclosure to the Purchaser as promptly as practicable.

3.2 Cooperation. Each of the Shareholders shall cooperate fully with the Purchaser and, without limitation of the foregoing, shall execute and deliver such further documents, certificates, agreements and instruments and take such further actions as may be reasonably requested by the Purchaser to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent of this Agreement. Neither of the Shareholders shall take, or cause to be taken, any action inconsistent with, or that interferes with or impedes in any manner, the consummation of the transactions contemplated by the Share Purchase Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDERS

Each of the Shareholders hereby represents, warrants and covenants to Purchaser as follows:

4.1 Ownership. Each of the Shareholders has good and marketable title to, and is the legal and beneficial owner of, all the Shares set forth opposite such Shareholder’s name on Schedule A hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, and encumbrances of any kind or character whatsoever, including rights of first refusal or preemptive rights of any kind, save and except pursuant to the Deposit Agreement in respect of such Shares held in the form of American depositary shares by the Shareholders. Save and except pursuant to the Deposit Agreement, Shareholders have sole voting power and sole power of disposition with respect to the Shares in their respective holdings, with no restrictions on its voting rights pertaining thereto. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote any of the Shares. No other Person has a beneficial interest in or a right to acquire all or any portion of the Shares. The Shares set forth opposite the Shareholders’ names on Schedule A hereto constitute the Shareholders’ entire interest in the capital of the Company. No Affiliate of either Shareholder has any interest in any shares in the capital of the Company. Each Shareholder’s principal residence or place of business is set forth on the Shareholders’ signature page hereto.

4.2 Authorization. Each of the Shareholders has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of the Shareholders has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

4.3 No Violation. None of the execution, delivery and performance of this Agreement by either Shareholder will (a) require such Shareholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity; (b) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon such Shareholder; or (c) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrances on any property or asset of such Shareholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which such Shareholder is subject or by which such Shareholder or any of such Shareholder’s properties or assets are bound, except in the case of any of the foregoing such as could not reasonably be expected to impair such Shareholder’s ability to perform its obligations under this Agreement.

4.4 Compliance. Each of the Shareholders will comply with the Securities Act of 1933 (the “Securities Act”), as now in effect and as from time to time amended, including those hereafter enacted or promulgated, in connection with any Transfer of all or any portion of the Shares.

4.5 Consent and Waiver. Each of the Shareholders hereby gives any consents or waivers that are reasonably required for the consummation of the transactions contemplated by the Share Purchase Agreement under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have.

ARTICLE V

TERMINATION

5.1 Termination. Unless earlier terminated by the written consent of Purchaser (in its sole and absolute discretion), this Agreement shall terminate on the expiration of the Voting Period. Upon the termination of this Agreement, none of the Purchaser, the Company or the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided that termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement.

5.2 Survival. Notwithstanding anything to the contrary contained in this Agreement, Article VI of this Agreement shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Publication. Each of the Shareholders hereby permits the Purchaser and/or the Company to publish and disclose in press releases, Schedule 13D filings, Form 6-K filings and any other disclosures or filings required by applicable law its identity and ownership of ordinary shares in the capital of the Company, the nature of its commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

6.2 Specific Performance; Injunctive Relief. The Parties acknowledge that the Purchaser would be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Purchaser upon any such violation, the Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Purchaser at law or in equity and the Shareholders and the Company hereby waive, to the maximum extent permissible under applicable laws, any and all defenses which could exist in their favor in connection with such enforcement and waive any requirement for the security or posting of any bond in connection with such enforcement.

6.3 Amendments and Waivers. No amendment, modification, or waiver in respect of this Agreement shall be effective against any Party unless it shall be in writing signed by the Purchaser, the Company and each of the Shareholders. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

6.4 Successors and Assigns. The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to any of the Shares. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.5 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, save and except to the extent that the laws, rules and regulations of any foreign jurisdiction outside of the Cayman Islands are referred to in this Agreement, such relevant provisions shall be governed and construed in accordance with the laws of such foreign jurisdiction.

(b) Each of the Shareholders hereby submits to the non-exclusive jurisdiction of the courts of the Cayman Islands for the resolution of all matters pertaining to the interpretation and enforcement of this Agreement.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.5 prior to 5:30 p.m. (Beijing time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.5 on a day that is not a Business Day or later than 5:30 p.m. (Beijing time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by an international overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the Company:

LDK Solar Co., Ltd.

Unit 2301, 23/F, ING Tower

308 Des Voeux Road Central

Hong Kong

Attention: Mr. Xiaofeng Peng

Facsimile no.: +852 2291 6030

E-mail address: ldkpeng@ldksolar.com

with a copy to (which copy shall not constitute notice):

Sidley Austin

Level 39, Two International Finance Centre

8 Finance Street Central, Hong Kong

Attention: Huanting Timothy Li, Esq.

Facsimile no.: +852 2509 3110

E-mail address: htli@sidley.com

If to the Purchaser:

Fulai Investments Limited

30/F, Bank of China Tower

1 Garden Road, Central, Hong Kong

Attention: Mr. Chen Shi

Facsimile no.: +852 2802 2206

E-mail address: mlink7@pacific.net.hk

with a copy to (which copy shall not constitute notice):

Deacons

5th Floor, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Robert Woll, Esq.

Facsimile no.: +852 2826 5375

E-mail address: robert.woll@deacons.com.hk

If to either of the Shareholders, as indicated on the signature page of this Agreement.

The addresses, facsimile numbers and e-mail addresses of a Party specified in this Section 6.7 may be changed by such Party by delivering a notice in writing to the other Party in each case in accordance with the terms hereof, which change will be effective on the later of the date set forth in such notice or ten (10) days after such notice is deemed given hereunder.

6.8 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

6.9 Severability. The Parties agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

6.10 Entire Agreement. This Agreement, the Share Purchase Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among, between and by any of the Parties with respect to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.11 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:
FULAI INVESTMENTS LIMITED

By:	/s/ Cheng Kin Ming
Name:	Cheng Kin Ming
Title:	Director

COMPANY:
LDK SOLAR CO., LTD.

By:	/s/ Xingxue Tong
Name:	Xingxue Tong
Title:	President & Chief Executive Officer

SHAREHOLDERS:

XIAOFENG PENG

By:	/s/ Xiaofeng Peng
Address:	Unit 2301, 23/F, ING Tower
308 Des Voeux Road Central,
Hong Kong
Fax:	+852 2291 6030

HENG RUI XIN ENERGY CO., LTD.

By:	/s/ Zhibin Liu
Name:	Zhibin Liu
Address:	No. 100 Yangtian East Avenue of
the Sports Center, Xinyu City,
Jiangxi Province 338000
People’s Republic of China
Email:	xytianma@yahoo.cn

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE A TO VOTING AGREEMENT

Shareholder	Number of Shares owned on date hereof
Xiaofeng Peng, via LDK New Energy Holding Limited	59,386,591
Heng Rui Xin Energy Co., Ltd.	25,307,497